As filed with the Securities and Exchange Commission on June 5, 2008
Registration No. 333-144474

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Lime Energy Co.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-4197337 (I.R.S. Employer Identification Number)

1280 Landmeier Road Elk Grove Village, Illinois (Address of registrant’s principal executive offices)	60007 (Zip Code)
Amended 2001 Stock Incentive Plan
(Full title of the plan)
Jeffrey R. Mistarz
Chief Financial Officer and Treasurer
1280 Landmeier Road
Elk Grove Village, Illinois 60007
(847) 437-1666
(Name, address, including zip code and telephone number, including area code, of agent for service)
Copies to:
J. Todd Arkebauer
Reed Smith LLP
10 S. Wacker Dr.
Chicago, Illinois 60606
(312) 207-6453
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 Registration No. 333-144474 (the “Registration Statement”), is being filed to deregister certain shares of common stock, par value $0.0001 per share (the “Common Stock”), of Lime Energy Co. (the “Company”) that were registered for issuance pursuant to the Amended 2001 Stock Incentive Plan (the “SIP”). The Company registered an aggregate of 107,620 shares (share number adjusted to reflect stock splits) of Common Stock for issuance under the SIP pursuant to two registration statements on Form S-8 filed with the Securities and Exchange Commission on January 11, 2005 (Registration No. 333-121958) and July 11, 2007 (Registration No. 333-144474). The Company has adopted a new equity-based plan, the Lime Energy Co. 2008 Long-Term Incentive Plan (the “2008 Plan”), which provides that the shares of Common Stock that are available for future awards under the SIP may be transferred and reserved for issuance under the 2008 Plan. A total of 107,620 shares of Common Stock were available for future awards under the SIP as of June 4, 2008.
     Accordingly, pursuant to General Instruction E to Form S–8, this Post-Effective Amendment No. 1 is being filed to deregister 107,620 shares of Common Stock previously registered for issuance under the SIP and to move those shares to a new Form S–8 Registration Statement (No. 333–     ) filed by the Company for shares issuable under the 2008 Plan.
     Additionally, a portion of the $418.01 registration fee previously paid by the Registrant to register 107,620 shares being deregistered under this Amendment No. 1 to Registration Statement on Form S-8 for the SIP will be carried forward and applied to the registration fee due as a result of registering the 280,000 shares on Registration Statement on Form S-8 for the LTIP.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Elk Grove Village, State of Illinois, on the 5th day of June, 2008.

Lime Energy Co.
By:	/s/ JEFFREY R. MISTARZ
Jeffrey R. Mistarz
Chief Financial Officer and Treasurer

POWER OF ATTORNEY
     Know all men by these presents, that each person whose signature appears below constitutes and appoints David R. Asplund and Jeffrey R. Mistarz, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Lime Energy Co.) to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Chief Executive Officer (principal
/s/ David R. Asplund	executive officer)	June 5, 2008

David R. Asplund

Chief Financial Officer,Treasurer
and Corporate Secretary (principal
financial officer and principal
/s/ Jeffrey R. Mistarz	accounting officer)	June 5, 2008

Jeffrey R. Mistarz

/s/ Richard Kiphart	Chairman of the Board	June 5, 2008

Richard Kiphart

/s/ Gregory Barnum	Director	June 5, 2008

Gregory Barnum

/s/ William Carey	Director	June 5, 2008

William Carey

/s/ Joseph Desmond	Director	June 5, 2008

Joseph Desmond

/s/ Daniel W. Parke	Director	June 5, 2008

Daniel W. Parke

/s/ David Valentine	Director	June 5, 2008

David Valentine